Exhibit 99.1

For Further Information Contact:
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Mr. Peter Blyberg, President and CEO
Union Bankshares Company
66 Main Street
Ellsworth, Maine 04605
(207) 667-2504

For Immediate Release:
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February 9, 2005

                UNION BANKSHARES COMPANY DECLARES STOCK SPLIT

      Ellsworth, Maine, February 9, 2005 - Union Bankshares Company (Pink
Sheets: "UNBH") (the "Company"), the holding company for Union Trust Company (the "Bank"), today declared a 2-for-1 stock split (in the form of a 100% stock dividend) for shareholders of record at the close of business on February 18, 2005. The stock split is payable on March 21, 2005.

      The Company's President and Chief Executive Officer, Peter A. Blyberg, said "This move is part of our ongoing efforts to enhance shareholder value and provide for improved liquidity of our stock."

      Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. As of December 31, 2004, consolidated assets were in excess of $488.4 million. Union Trust can be found on the Internet at www.uniontrust.com.


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